UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 2, 2013

Cornerstone Core Properties REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

The information in this Report set forth under Items 2.01 and 2.03 related to the acquisition of the Aledo Property (as defined below) and the related financing arrangement is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

Acquisition of Aledo Property

On July 2, 2013, we, through our wholly-owned subsidiary, HP Aledo, LLC (“Buyer”), acquired from Aledo Senior Housing, LLC (“Seller”), the Heritage Woods of Aledo property (“Aledo”) located in Aledo, Illinois. We contributed $2.7 million in cash to the Buyer and obtained a loan secured by Aledo in the amount of $5.9 million to complete the $8.6 million transaction. Aledo, located at 405 SE 13th Avenue, Aledo, Illinois is an assisted living facility with an operational capacity of 66 units.

Aledo will be leased by us to an affiliate of Meridian Senior Living, LLC (“Meridian”), an unrelated third-party operator of healthcare properties, pursuant to a long-term triple-net lease. The lease term is 15 years with a lessee option to renew for an additional five-year period. The lease rate for Aledo, calculated as the first year lease payment as a percentage of the purchase price, is approximately 7.7%. The initial cash on cash yield, calculated by dividing the first year lease payment, less the asset management and property management fees paid to our advisor, by the equity contribution, is estimated to be 8.1%.

In connection with the acquisition, we have paid to our advisor, Cornerstone Realty Advisors (the “Advisor”) certain fees in connection with the acquisition and management of Aledo. The acquisition fee paid to the Advisor totals $0.1 million, or 1.4% of the purchase price of the acquired property.

The Advisor also performs leasing services for us with respect to Aledo and has received a one-time leasing fee with respect to the leasing of Aledo equal to $0.3 million, or 2.5% of the rent payable by the tenant during the initial term of the lease.

Aledo Property

405 SE 13th Avenue, Aledo, IL, located approximately thirty miles south of Davenport, Iowa, is a 66-unit assisted-living facility with a current occupancy of 95%. The facility is a two story brick building built in 2006.

Meridian, the new operator of the Aledo facility, currently operates over 100 senior-living communities in 12 states. As described above, upon the closing of the purchase, the operator will begin operating Aledo under a long-term, triple-net lease. Including Aledo, the operator manages three assisted-living and memory care facilities in Illinois.

In evaluating Aledo as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, quality of and regulatory compliance of the operator, location, age of the facility, demographics, existing and planned competitive properties and price per unit and analyzed how the property compares to comparable properties in its market.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired Aledo subject to a secured loan with General Electric Capital Corporation (the “GE Loan”). On July 2, 2013, we entered into a loan agreement in the amount of $5.9 million secured by a security interest in Aledo. The GE Loan, which bears interest at LIBOR (London Interbank Offer Rate), with a floor of 50 basis points, plus a spread of 4.50%, matures on June 27, 2018, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The GE Loan may be voluntarily prepaid after the expiration of a twelve–month “lockout” period provided the borrower pays a penalty equal to the sum of the LIBOR Breakage Amount, as defined in the loan agreement, and two percent of the outstanding balance of the loan. The GE Loan may be prepaid with no penalty after the expiration of the twelve-month “lockout” period if refinanced with the United States Department of Housing and Urban Development. Interest and applicable principal payments on the GE Loan are due monthly. The GE Loan is interest only during the “lockout period”, after which principal and interest payments are due monthly based on 25-year amortization schedule.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Sale agreement effective January 28, 2013 and assigned to Buyer on July 2, 2013 between HP Aledo, LLC and Aledo Senior Housing, LLC.
99.1	Press release dated July 3, 2013 titled “Cornerstone Core Properties REIT, Inc. Acquires Assisted Living Facility.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

By: /s/ Timothy C. Collins
Name: Timothy C. Collins
Title: Chief Financial Officer

Dated: July 3, 2013